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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE



                                             For further information contact:
                                             Donald A. Williams, Chairman & CEO
                                             Michael J. Janosco Jr., CFO
                                             413-568-1911


Westfield Financial, Inc. Switches to The NASDAQ Stock Market

Westfield, Massachusetts, August 9, 2007: (AMEX:WFD) Westfield Financial, Inc. announced today that its Board of Directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC(R). Effective on or about August 21, 2007, Westfield Financial, Inc. will trade on The NASDAQ Stock Market LLC(R) and retain the symbol WFD.

"This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors," and had been advised by institutional shareholders said Mr. Donald A. Williams, Chairman and Chief Executive Officer of Westfield Financial, Inc. "We believe that NASDAQ's electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. As the world's largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are proud to be a part of The NASDAQ Stock Market."

NASDAQ(R) is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDQ Newsroom(SM) http://www.nasdaq.com/newsroom.

Westfield Financial, Inc. will continue to trade on the American Stock Exchange until becomes part of the NASDAQ'S Global Select Market, on or about August 21, 2007.